Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is dated February 12, 2007 (the “Effective Date”), by and between K2 Inc. (the “Company”) and J. Wayne Merck (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”

RECITALS

A. Executive has been President and Chief Operating Officer of the Company since November 2003.

B. The Company and Executive entered into an employment agreement on February 14, 2005 (the “Former Contract”).

C. The Company and Executive desire to enter into a successor agreement for the continuing services of the Executive as President and Chief Executive Officer of the Company.

D. The Executive desires to continue in the employ of the Company and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. AMENDMENT of FORMER CONTRACT.

1.1 Impact of this Agreement. The Parties agree that this Agreement shall supersede the Former Contract and no payments nor rights thereto shall be due under the Former Contract or the Company’s Severance Benefit Plan as a result of their entering into this Agreement.

2. EMPLOYMENT.

2.1 Title. The Executive shall serve as the Company’s Chief Executive Officer and shall serve in such other capacities as the Company may from time to time prescribe.

2.2 Duties. The Executive shall perform all services and actions necessary or advisable to conduct the business of the Company and which are normally associated with the positions the Executive holds in a corporation of the size and nature of the Company.

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3. LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

3.1 Loyalty. During the Executive’s employment with the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement; provided, however, that Executive may devote a reasonable amount of time and energies for personal investment and civic and charitable duties.

3.2 Agreement Not to Participate in Company’s Competitors. Except with the prior written consent of the Company’s Board of Directors (the “Board”), the Executive shall not, during the Executive’s employment with the Company and any Severance Period (as defined below), assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its subsidiaries. Ownership by the Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

4. COMPENSATION OF THE EXECUTIVE.

4.1 Base Salary. The Company shall pay the Executive a base salary of Seven Hundred Twenty Five Thousand Dollars ($725,000) per year, payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

4.2 Bonus. In addition to the Executive’s base salary, the Executive shall be eligible to receive an annual bonus (the “Bonus”). The Bonus (if any) will be awarded based on the achievement of Company and personal milestones to be established by the Board or Compensation Committee thereof and communicated to the Executive. The good faith determinations of the Board (or its Compensation Committee) with respect to the payment of the Bonus shall be final and binding.

4.3 Changes to Compensation. The Executive’s compensation shall be reviewed from time to time by the Board or the Compensation Committee thereof as it deems appropriate and may be changed upon mutual written agreement between the Executive and the Board or the Compensation Committee thereof.

4.4 Employment Taxes. All of the Executive’s compensation (in any form) shall be subject to all required withholding taxes, employment taxes and other deductions required by law.

4.5 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement which may be in effect from time to time and made available to the

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Company’s employees. In addition, the Executive shall be eligible for paid vacation, in accordance with Company policy as in effect from time to time.

5. TERMINATION.

5.1 Termination By the Company. The Executive’s employment with the Company may be terminated under the following conditions:

5.1.1 Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or Complete Disability (as defined below).

5.1.2 Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below). A notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date specified, or, in the event no such date is specified, on the date upon which the notice is given.

5.1.3 Termination by the Company For Any Reason Other Than Cause. The Executive’s employment by the Company shall be “at will.” The Company may terminate the Executive’s employment under this Agreement at any time, for any or no reason and with or without cause or advance notice. This is the full and complete agreement between the Executive and the Company on this term. Although the Executive’s duties, title, compensation and benefits may change, the “at will” nature of the Executive’s employment relationship with the Company may only be modified in an express written agreement signed by the Executive and the Board.

5.2 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the Parties. Any such termination of employment shall have the consequences specified in such writing.

5.3 Termination by the Executive. The Executive’s employment by the Company shall be “at will.” The Executive shall have the right to resign or terminate the Executive’s employment at any time, with or without cause, notice or Good Reason.

5.4 Compensation Upon Termination.

5.4.1 Termination Not in Connection With a Change in Control. If the Executive’s employment is terminated (either by the Company, by the Executive, or due to the Executive’s death or Complete Disability), then the Company shall pay the Executive’s base salary and any accrued and unused vacation benefits earned through the date of termination, and the Company shall thereafter have no further obligations to the Executive under this Agreement, except as expressly provided herein.

5.4.2 Termination in Connection With a Change in Control. If within four (4) months before or twelve (12) months following a Change in Control (as defined below), the Company terminates the Executive’s employment without Cause or the Executive

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resigns for Good Reason, then the Company shall pay the Executive’s base salary and any accrued and unused vacation benefits earned through the date of termination. In addition, the Company shall provide the Executive with the following severance benefits:

5.4.2.1 The Company shall continue to pay the Executive’s base salary until the end of the period following the termination of the Executive’s employment equal to 2.99 years (the “Severance Period”). Such severance payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices. For purposes of calculating the amount to be paid pursuant this Section 4.4.2.1, the Company shall use the greater of (x) the Executive’s base compensation in effect on the date of termination and (y) the Executive’s base compensation immediately prior to the Change in Control.

5.4.2.2 Each month during the Severance Period, the Company shall pay the Executive an amount equal to one-twelfth (1/12th) of the greatest of (i) the average of the three (3) annual bonuses paid to the Executive by the Company prior to the date of termination, (ii) the last annual bonus paid to the Executive by the Company prior to the date of termination, (iii) the average of the three (3) annual bonuses paid to the Executive by the Company prior to the date of the Change in Control, and (iv) the last annual bonus paid to the Executive by the Company prior to the date of the Change in Control. Such payment shall be subject to standard deductions and withholdings and paid in equal monthly installments over the Severance Period in accordance with the Company’s regular payroll policies and practices.

5.4.2.3 All Company equity awards held by Executive shall vest immediately and, during the Severance Period, Executive shall have continued exercisability of all Company stock options held by the Executive (if any).

5.4.2.4 Assuming the Executive timely and accurately elects to continue his health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse him for the COBRA expenses he pays on behalf of himself and his family until the earliest of (i) the end of the Severance Period, (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Executive becomes eligible for health insurance benefits of a subsequent employer.

5.4.2.5 To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payments otherwise due under this section within the six- (6-) month period following Executive’s termination shall be delayed to the minimum extent necessary (e.g., payments to which Executive would otherwise be entitled during the first six months following separation from service shall accumulate and be paid at the expiration of such period, unless a permitted distribution event occurs during such period) so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to Section 4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.4.2.5; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

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5.4.3 Release. Notwithstanding the foregoing, the Executive shall not receive any of the severance payments or benefits set forth under Section 4.4.2 unless upon Executive’s termination of employment the Executive furnishes the Company with an effective waiver and release of claims (the “Release”) in a form acceptable to the Parties and substantially as attached hereto as Exhibit A. If a majority of the Board determines in good faith that the Executive has breached any provision of his Proprietary Information and Inventions Agreement or any provision of this Agreement or the Release, the Company shall be excused from the obligation to provide any severance payment under Section 4.4.2 and the Company shall be entitled to full recovery of any severance payment already provided to the Executive under Section 4.4.2.

5.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

5.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

5.5.2 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of one or more of the following events if such event results in a demonstrably harmful impact on the Company’s business or reputation, or that of any of its subsidiaries, as reasonably determined by the Board:

(i) Executive’s conviction of, or plea of guilty or no contest to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

(ii) Executive’s commission of (or attempted commission of), or participation in, a fraud or act of dishonesty against the Company;

(iii) Executive’s material violation of any statutory duty owed to the Company or material violation of any policy or rule of the Company;

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(iv) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets;

(v) Executive’s gross misconduct; or

(vi) Executive’s conduct that constitutes gross insubordination or habitual neglect of duties that is not cured within the reasonable period provided by the Board or a committee designated by the Board in its written notice to Executive of such conduct.

The determination that a termination is for Cause shall be made by the Board in good faith. Any determination that the Executive’s employment was terminated by reason of dismissal without Cause for the purposes of this Agreement shall have no effect upon any determination of the rights or obligations of the Company or the Executive for any other purpose.

5.5.3 Good Reason. “Good Reason” means, with respect to the Executive, the occurrence of one or more of the following, without the Executive’s express written consent and for which the Executive has given the Company express written notice within thirty (30) days following such occurrence:

(i) a material breach of the employment agreement by the Company;

(ii) a significant reduction in the Executive’s duties, position, authority or responsibilities relative to the duties, position, authority or responsibilities in effect immediately prior to such reduction (it being expressly understood that a change in the executive’s reporting responsibility so that he does not report directly or solely to the Board will constitute “Good Reason”);

(iii) a reduction in the Executive’s base salary, bonus or other cash incentive compensation opportunity as in effect immediately prior to such reduction for any reason other than in connection with, and proportionate to, a company-wide pay reduction;

(iv) a substantial reduction in Executive’s long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied), provided that the grant of a stock award covering the same number of shares as a similar stock award granted in the immediately preceding year shall not be deemed to be a substantial reduction of the Executive’s long-term incentive opportunities;

(v) the failure of the Company to timely pay Executive any portion of Executive’s compensation then due to Executive or the failure to pay or reimburse Executive for any business expenses incurred by Executive in accordance with Company policy in a reasonably timely manner;

(vi) a material reduction in Executive’s benefits for any reason other than in connection with any change to the Company’s benefit programs applicable to all Company employees generally made; and

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(vii) a relocation of Executive’s principal workplace by more than fifty (50) miles.

5.5.4 Change in Control. “Change in Control” shall mean a transaction (excluding in each case transactions in which securities are purchased from the Company for the principal purpose of raising capital for the Company) in which one of the following occurs:

(i) any person or related group of persons (other than the Company or an Affiliate of the Company) directly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than thirty-five percent (35%) of the total combined voting power of the Company’s outstanding securities;

(ii) the composition of the Board changes over a period of twenty-four (24) consecutive months or less in a way that results in a majority of the Board (rounded up to the next whole number) ceasing, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of the period or (B) have been elected or nominated for election as Board members during the period by at least two-thirds of the Board members described in clause (A) who were still in office at the time the election or nomination was approved by the Board;

(iii) (A) a merger or consolidation occurs in which the Company is not the surviving entity, or (B) any reverse merger occurs in which the Company is the surviving entity, or (C) any merger involving a subsidiary of the Company occurs in which the Company is a surviving entity, but in each case in which holders of the Company’s outstanding voting securities immediately prior to such transaction, as such, do not hold, immediately following such transaction, securities possessing fifty percent (50%) or more of the total combined voting power of the surviving entity’s outstanding securities (in the case of clause (A)) or the Company’s outstanding voting securities (in the case of clauses (B) and (C)); or

(iv) all or substantially all of the Company’s assets are sold of transferred other than in connection with an internal reorganization of the Company or the Company’s complete liquidation (other than a liquidation of the Company into a wholly-owned subsidiary).

5.6 Parachute Payments. If any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive will receive an additional payment (the “Gross-up”) from the Company such that after taking into account all applicable federal, state and local employment taxes, income taxes, the Excise Tax and all applicable taxes on the Gross-

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up (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the full amount of the Payment.

The Company shall appoint a nationally recognized independent accounting firm to make the determinations required hereunder, which accounting firm shall not then be serving as accountant or auditor for the individual, entity or group that effected the Change in Control. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. The accounting firm shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive with respect to the application of the Excise Tax to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons.

5.7 Exclusive Remedy. The rights, remedies and payments set forth in this Section 4 shall be the exclusive rights, remedies and payments available to the Executive upon termination of this Agreement and the Executive’s employment hereunder. Such rights remedies and payments shall supersede and replace any and all rights and remedies under state or federal law. The Company may deduct any amounts the Executive owes the Company at the time of the Executive’s termination of employment from any severance payments.

5.8 Survival of Certain Sections. Sections 3.2, 4.4, 5.4, 5.5, 5.6, 5.7, 5.8 and 6 - 17 of this Agreement shall survive the termination of this Agreement.

6. CONFIDENTIAL AND PROPRIETARY INFORMATION; NONSOLICITATION.

6.1 Proprietary Information and Inventions Agreement. As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

6.2 Non-Solicitation. During the Executive’s employment with the Company and any Severance Period, and for one (1) year after the termination of such periods, the Executive agrees that in order to protect the confidential and proprietary information of the Company and its subsidiaries from unauthorized use, the Executive shall not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company or its subsidiaries to terminate his or her relationship with the Company (or the applicable subsidiary) in order to become an employee, consultant or independent contractor to or for any other person or business entity, or (ii) the business of any customer, supplier, service provider, vendor or distributor of the Company or a subsidiary which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or one of its subsidiaries or listed on the customer, supplier, service provider, vendor or distributor list of the Company or one or more of its subsidiaries.

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7. ASSIGNMENT AND BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

8. CHOICE OF LAW.

This Agreement is made and intended to be performed primarily within the state of California. This Agreement shall be construed and interpreted in accordance with the internal laws of the state of California (without giving effect to principles of conflicts of law).

9. INTEGRATION.

Except as may otherwise be provided herein, this Agreement, including Exhibit A and Exhibit B, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B, the Proprietary Information and Inventions Agreement controls.

10. AMENDMENT.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Board.

11. Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. SEVERABILITY.

The finding by a court of competent jurisdiction or other authorized body of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. The invalid or unenforceable term or provision shall be modified or replaced with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.

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13. INTERPRETATION; CONSTRUCTION.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. The Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. REPRESENTATIONS AND WARRANTIES.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement shall not violate or breach any other agreements between the Executive and any other person or entity.

15. COUNTERPARTS.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

16. ARBITRATION.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final binding arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees in excess of those which would be required if the dispute was decided in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any and all issues or disputes involving confidential information, proprietary information, trade secrets or related information or intellectual property rights by court action instead of arbitration.

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17. TRADE SECRETS OF OTHERS.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers, nor shall the Company and/or its subsidiaries seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its subsidiaries, and the Company and/or its subsidiaries shall not request, any documents or copies of documents containing such information.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first shown above.

K2 INC.

/s/ Richard J. Heckmann
Richard J. Heckmann,
Executive Chairman of the Board of Directors

EXECUTIVE

/s/ J. Wayne Merck
J. Wayne Merck,
President and Chief Executive Officer

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